Exhibit 99.1
News Release
Axalta Coating Systems 2001 Market Street Suite 3600 Philadelphia, PA 19103 USA	Contact Christopher Mecray D +1 215 255 7970 Christopher.Mecray@axaltacs.com

For Immediate Release

Axalta Releases First Quarter 2018 Results

First Quarter 2018 Highlights:

•	Net sales of $1,165.8 million increased 15.7% year-over-year including acquisition contribution of 8.4% and foreign currency benefit of 6.3%

•	Net income attributable to Axalta of $69.9 million versus $64.1 million in Q1 2017; Adjusted net income attributable to Axalta of $65.4 million versus $63.1 million in Q1 2017

•	Adjusted EBITDA of $220.0 million versus $203.1 million in Q1 2017

•	Broadly supportive business conditions offset partly by raw material inflation; strong price recapture achieved in first quarter in Performance Coatings
PHILADELPHIA, PA, April 25, 2018 - Axalta Coating Systems Ltd. (NYSE:AXTA) (“Axalta”), a leading global coatings company, announced its financial results for the first quarter ended March 31, 2018.
First Quarter 2018 Consolidated Financial Results
First quarter net sales of $1,165.8 million increased 15.7% year-over-year, driven by volume growth of 8.6% primarily from acquisition contribution, 0.8% higher average selling prices and a 6.3% foreign currency benefit. First quarter net sales growth was positive in all regions and average prices increased in all regions except Asia Pacific.
Net income attributable to Axalta was $69.9 million for the first quarter compared with net income attributable to Axalta of $64.1 million in Q1 2017. First quarter adjusted net income attributable to Axalta of $65.4 million increased 3.6% versus $63.1 million in Q1 2017.
Adjusted EBITDA of $220.0 million for the first quarter increased 8.3% versus $203.1 million in Q1 2017. This result was driven by contribution from acquisitions, benefits from foreign currency translation, positive price and product mix, and slightly lower net operating costs. These factors were partially offset by higher raw material costs.
“We are pleased to report financial results for the first quarter that are solidly on plan with our full year objectives, including strong top and bottom line performance across both segments globally,” said Charles W. Shaver, Axalta’s Chairman and Chief Executive Officer. “In spite of persistent raw material cost inflation, Axalta's execution on our initiatives including targeted cost reduction, focus on customer service and commitment to innovation remains firm, giving us confidence in our outlook for the remainder of 2018.”
Performance Coatings Results
Performance Coatings first quarter net sales were $728.7 million, an increase of 24.3% year-over-year driven by acquisition contribution of 14.4% and a 7.3% foreign currency benefit. Refinish end-market net sales increased 6.2% to $412.6 million in Q1 2018 (decreased 1.2% excluding foreign currency) with positive pricing offset by lower volume primarily due to seasonal timing differences from the prior year, while Industrial end-market net sales increased 59.8% to $316.1 million (increased 52.6% excluding foreign currency) including acquisition contribution, positive pricing and strong high single digit organic growth.
The Performance Coatings segment generated Adjusted EBITDA of $143.2 million in the first quarter, a year-over-year increase of 22.5%. Contribution from acquisitions, positive price and product mix, foreign currency benefits and reduced operating costs were offset in part by lower organic volume growth and higher raw material costs. First quarter segment Adjusted EBITDA margin of 19.7% was largely consistent with 19.9% in the prior year.
Transportation Coatings Results
Transportation Coatings net sales were $437.1 million in Q1 2018, an increase of 3.7% year-over-year including a 5.0% foreign currency benefit and volume growth of 1.3% offset by 2.6% lower price and product mix.

Light Vehicle net sales increased 2.8% to $349.5 million year-over-year (decreased 2.3% excluding foreign currency), driven by lower average prices reflecting price concessions made with select customers in 2017 and adverse mix changes, which offset slightly higher volume primarily in North America. Commercial Vehicle net sales increased 7.6% to $87.6 million versus last year (increased 2.9% excluding foreign currency), driven by strong volume growth in nearly all regions resulting from ongoing strength in truck and other vehicle demand.
Transportation Coatings generated Adjusted EBITDA of $76.8 million in Q1 2018, a decrease of 10.9% versus Q1 2017, driven by impacts of lower average price and product mix as well as higher raw material cost, offset partly by increased volume and a moderate foreign currency benefit. Segment Adjusted EBITDA margin of 17.6% in Q1 2018 compared with 20.5% in Q1 2017.
Balance Sheet and Cash Flow Highlights
We ended the quarter with cash and cash equivalents of $600.4 million. Our debt, net of cash, was $3.4 billion as of March 31, 2018, compared to $3.1 billion at December 31, 2017. Cash use in the quarter included normal seasonal working capital outflows as well as $105.1 million of capital to fund acquisitions in the quarter including a payment for an incremental interest in a 2016 joint venture acquisition. Axalta made marginal open market purchases of its common stock in the first quarter of 2018 and has purchased $25.0 million of shares through April year-to-date.
First quarter operating cash flow was a use of $21.0 million versus a use of $4.7 million in the corresponding quarter of 2017, reflecting largely normal seasonal operating cash flows but including higher severance related costs and year-over-year differences in interest payment schedules. Free cash flow, calculated as operating cash flow less capital expenditures, totaled a use of $60.5 million after capital expenditures of $39.5 million compared to a use of $37.0 million in the first quarter of 2017.
During April 2018, we amended the credit agreement governing our USD Term Loans (June 2024 maturity), which included repricing and upsizing to repay our existing Euro Term Loans (February 2023 maturity). Concurrent with the amendment, we entered into cross currency swaps to convert $475 million of the USD Term Loans to Euro indebtedness at a fixed rate of 1.95%. The amendment and swap transactions are expected to reduce our cash interest expense by approximately $10 million annually.
“We are pleased with Axalta's first quarter results, with execution on plan for our guided ranges and demand stable across the businesses,” said Robert W. Bryant, Axalta’s Executive Vice President and Chief Financial Officer. “Our focus for the remainder of the year continues to be on offsetting raw material inflation with price increases, by achieving ongoing productivity savings, and by executing our growth initiatives across our global markets. We remain committed to efficient capital allocation and shareholder value creation and are optimistic based on identified opportunities and current execution.”
2018 Guidance Update
We are updating our previous outlook for the full year 2018 as follows:

•	Net sales growth of 9-10% as-reported; 6-7% ex-FX, including acquisition contribution of 3%

•	Adjusted EBITDA of $950-980 million

•	Interest expense of ~$165 million

•	Income tax rate, as adjusted, of 19-21%

•	Free cash flow of $420-460 million

•	Capital expenditures of ~$160 million

•	Depreciation and amortization of ~$370 million

•	Diluted shares outstanding of ~247 million

Conference Call Information
As previously announced, Axalta will hold a conference call to discuss its first quarter 2018 financial results on Wednesday, April 25th, at 8:00 a.m. ET. The U.S. dial-in phone number for the conference call is (877) 407-0784 and the international dial-in number is +1 (201) 689-8560. A live webcast of the conference call will also be available online at http://axalta.com/investorcall. For those unable to participate in the conference call, a replay will be available through May 2, 2018. The U.S. replay dial-in phone number is (844) 512-2921 and the international replay dial-in number is +1 (412) 317-6671. The replay passcode is 1367 8895.
Cautionary Statement Concerning Forward-Looking Statements
This release may contain certain forward-looking statements regarding Axalta and its subsidiaries including the expected interest expense savings from our refinancing transactions as well as our 2018 full year outlook, which includes net sales growth, currency effects, acquisition contribution, Adjusted EBITDA, interest expense, income tax rate, as adjusted, free cash flow, capital expenditures, depreciation and amortization, and diluted shares outstanding. All of these statements are based on management’s expectations as well as estimates and assumptions prepared by management that, although they believe to be reasonable, are inherently uncertain. These statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of Axalta’s control that may cause its business, industry, strategy, financing activities or actual results to differ materially. More information on potential factors that could affect Axalta's financial results is available in the "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" section within Axalta's most recent annual report on Form 10-K, and in other documents that we have filed with, or furnished to, the U.S. Securities and Exchange Commission. Axalta undertakes no obligation to update or revise any of the forward-looking statements contained herein, whether as a result of new information, future events or otherwise.
Non-GAAP Financial Measures
The historical financial information included in this presentation includes financial information that is not presented in accordance with generally accepted accounting principles in the United States (“GAAP”), including constant currency net sales growth, income tax rate, as adjusted, EBITDA, Adjusted EBITDA, free cash flow, net debt and Adjusted net income. Management uses these non-GAAP financial measures in the analysis of our financial and operating performance because they assist in the evaluation of underlying trends in our business. Adjusted EBITDA consists of EBITDA adjusted for (i) non-cash items included within net income, (ii) items Axalta does not believe are indicative of ongoing operating performance or (iii) nonrecurring or infrequent items that Axalta believes are not reasonably likely to recur within the next two years or we believe are not reasonably likely to recur within the next two years. We believe that making such adjustments provides investors meaningful information to understand our operating results and ability to analyze financial and business trends on a period-to-period basis. Adjusted net income shows the adjusted value of net income (loss) attributable to controlling interests after removing the items that are determined by management to be items that we do not consider indicative of our ongoing operating performance or unusual or nonrecurring in nature. Our use of the terms constant currency net sales growth, income tax rate, as adjusted, EBITDA, Adjusted EBITDA, free cash flow, net debt and Adjusted net income may differ from that of others in our industry. Constant currency net sales growth, income tax rate, as adjusted, EBITDA, Adjusted EBITDA, free cash flow, net debt and Adjusted net income should not be considered as alternatives to net sales, net income (loss), income (loss) before operations or any other performance measures derived in accordance with GAAP as measures of operating performance or operating cash flows or as measures of liquidity. Constant currency net sales growth, income tax rate, as adjusted, EBITDA, Adjusted EBITDA, free cash flow, net debt and Adjusted net income have important limitations as analytical tools and should be considered in conjunction with, and not as substitutes for, our results as reported under GAAP. This presentation includes a reconciliation of certain non-GAAP financial measures with the most directly comparable financial measures calculated in accordance with GAAP. Axalta does not provide a reconciliation for non-GAAP estimates for constant currency net sales growth, Adjusted EBITDA, income tax rate, as adjusted, or free cash flow on a forward-looking basis because the information necessary to calculate a meaningful or accurate estimation of reconciling items is not available without unreasonable effort. For example, such reconciling items include the impact of foreign currency exchange gains or losses, gains or losses that are unusual or nonrecurring in nature, as well as discrete taxable events. We cannot estimate or project these items and they may have a substantial and unpredictable impact on our US GAAP results.

Segment Financial Measures
The primary measure of segment operating performance is Adjusted EBITDA, which is a key metric that is used by management to evaluate business performance in comparison to budgets, forecasts and prior year financial results, providing a measure that management believes reflects Axalta’s core operating performance. As we do not measure segment operating performance based on net income, a reconciliation of this non-GAAP financial measure with the most directly comparable financial measure calculated in accordance with GAAP is not available.
About Axalta Coating Systems
Axalta is a global leader in the coatings industry, providing customers with innovative, colorful, beautiful and sustainable coatings solutions. From light vehicles, commercial vehicles and refinish applications to electric motors, building facades and other industrial applications, our coatings are designed to prevent corrosion, increase productivity and enhance durability. With more than 150 years of experience in the coatings industry, the 14,000 people of Axalta continue to find ways to serve our more than 100,000 customers in 130 countries better every day with the finest coatings, application systems and technology. For more information, visit axaltacoatingsystems.com and follow us @axalta on Twitter.

Financial Statement Tables
AXALTA COATING SYSTEMS LTD.
Condensed Consolidated Statements of Operations (Unaudited)
(In millions, except per share data)
	Three Months Ended March 31,
	2018	2017
Net sales	$1,165.8	$1,007.8
Other revenue	6.2	5.9
Total revenue	1,172.0	1,013.7
Cost of goods sold	776.0	641.4
Selling, general and administrative expenses	227.8	224.6
Research and development expenses	19.3	15.6
Amortization of acquired intangibles	28.9	21.7
Income from operations	120.0	110.4
Interest expense, net	39.4	35.8
Other income, net	(2.2)	(1.2)
Income before income taxes	82.8	75.8
Provision for income taxes	11.8	9.9
Net income	71.0	65.9
Less: Net income attributable to noncontrolling interests	1.1	1.8
Net income attributable to controlling interests	$69.9	$64.1
Basic net income per share	$0.29	$0.27
Diluted net income per share	$0.28	$0.26
Basic weighted average shares outstanding	240.9	239.8
Diluted weighted average shares outstanding	245.8	246.1

AXALTA COATING SYSTEMS LTD.
Condensed Consolidated Balance Sheets (Unaudited)
(In millions, except per share data)
	March 31, 2018	December 31, 2017
Assets
Current assets:
Cash and cash equivalents	$600.4	$769.8
Restricted cash	2.9	3.1
Accounts and notes receivable, net	940.9	870.2
Inventories	641.8	608.6
Prepaid expenses and other	116.9	63.9
Total current assets	2,302.9	2,315.6
Property, plant and equipment, net	1,407.8	1,388.6
Goodwill	1,304.4	1,271.2
Identifiable intangibles, net	1,484.2	1,428.2
Other assets	448.1	428.6
Total assets	$6,947.4	$6,832.2
Liabilities, Shareholders’ Equity
Current liabilities:
Accounts payable	$570.0	$554.9
Current portion of borrowings	41.8	37.7
Other accrued liabilities	407.7	489.6
Total current liabilities	1,019.5	1,082.2
Long-term borrowings	3,919.5	3,877.9
Accrued pensions	286.2	279.1
Deferred income taxes	167.1	152.9
Other liabilities	30.7	32.3
Total liabilities	5,423.0	5,424.4
Commitments and contingencies
Shareholders’ equity
Common shares, $1.00 par, 1,000.0 shares authorized, 245.3 and 243.9 shares issued and outstanding at March 31, 2018 and December 31, 2017, respectively	243.3	242.4
Capital in excess of par	1,371.1	1,354.5
Retained earnings (Accumulated deficit)	61.4	(21.4)
Treasury shares, at cost, 2.1 and 2.0 shares at March 31, 2018 and December 31, 2017	(61.7)	(58.4)
Accumulated other comprehensive loss	(192.7)	(241.0)
Total Axalta shareholders’ equity	1,421.4	1,276.1
Noncontrolling interests	103.0	131.7
Total shareholders’ equity	1,524.4	1,407.8
Total liabilities and shareholders’ equity	$6,947.4	$6,832.2

AXALTA COATING SYSTEMS LTD.
Condensed Consolidated Statements of Cash Flows (Unaudited)
(In millions)
	Three Months Ended March 31,
	2018	2017
Operating activities:
Net income	$71.0	$65.9
Adjustment to reconcile net income to cash used for operating activities:
Depreciation and amortization	91.9	82.4
Amortization of financing costs and original issue discount	1.9	2.1
Deferred income taxes	(4.9)	—
Realized and unrealized foreign exchange gains, net	(1.3)	(3.7)
Stock-based compensation	8.4	10.4
Other non-cash, net	(5.3)	(0.3)
Changes in operating assets and liabilities:
Trade accounts and notes receivable	(52.3)	(62.5)
Inventories	(42.9)	(11.2)
Prepaid expenses and other	(30.2)	(27.5)
Accounts payable	33.9	(0.8)
Other accrued liabilities	(87.0)	(54.8)
Other liabilities	(4.2)	(4.7)
Cash used for operating activities	(21.0)	(4.7)
Investing activities:
Acquisitions	(78.2)	(56.9)
Investment in non-controlling interest	(26.9)	—
Purchase of property, plant and equipment	(39.5)	(32.3)
Other investing activities	—	(0.2)
Cash used for investing activities	(144.6)	(89.4)
Financing activities:
Payments on short-term borrowings	(9.3)	(2.3)
Payments on long-term borrowings	(6.9)	(5.0)
Financing-related costs	—	(2.3)
Dividends paid to noncontrolling interests	(1.0)	(0.4)
Purchase of treasury stock	(3.3)	—
Proceeds from option exercises	6.2	8.8
Deferred acquisition-related consideration	—	(3.4)
Cash used for financing activities	(14.3)	(4.6)
Decrease in cash	(179.9)	(98.7)
Effect of exchange rate changes on cash	10.3	2.6
Cash at beginning of period	772.9	538.1
Cash at end of period	$603.3	$442.0

Cash at end of period reconciliation:
Cash and cash equivalents	$600.4	$439.1
Restricted cash	2.9	2.9
Cash at end of period	$603.3	$442.0

The following table reconciles net income to EBITDA and Adjusted EBITDA for the periods presented (in millions):

	Three Months Ended March 31,
	2018	2017
Net income	$71.0	$65.9
Interest expense, net	39.4	35.8
Provision for income taxes	11.8	9.9
Depreciation and amortization	91.9	82.4
EBITDA	214.1	194.0
Foreign exchange remeasurement gains (a)	—	(1.2)
Long-term employee benefit plan adjustments (b)	(0.5)	0.4
Termination benefits and other employee related costs (c)	(1.3)	0.8
Consulting and advisory fees (d)	—	(0.1)
Transition-related costs (e)	(0.2)	—
Offering and transactional costs (f)	0.2	(1.0)
Stock-based compensation (g)	8.4	10.4
Other adjustments (h)	0.3	0.2
Dividends in respect of noncontrolling interest (i)	(1.0)	(0.4)
Adjusted EBITDA	$220.0	$203.1

(a)
Eliminates foreign exchange gains resulting from the remeasurement of assets and liabilities denominated in foreign currencies, net of the impacts of our foreign currency instruments used to hedge our balance sheet exposures.

(b)	Eliminates the non-cash, non-service cost components of long-term employee benefit costs.

(c)
Represents expenses and associated adjustments to estimates primarily related to employee termination benefits and other employee-related costs associated with our Axalta Way initiatives, which are not considered indicative of our ongoing operating performance.

(d)
Represents expenses and associated adjustments to estimates for professional services primarily related to our Axalta Way initiatives, which are not considered indicative of our ongoing operating performance.

(e)
Represents integration costs and associated adjustments to estimates related to the 2017 acquisition of the Industrial Wood business that was a carve-out business from Valspar. We do not consider these items to be indicative of our ongoing operating performance.

(f)	Represents acquisition-related expenses, including changes in the fair value of contingent consideration, which are not considered indicative of our ongoing operating performance.

(g)	Represents non-cash costs associated with stock-based compensation.

(h)
Represents certain non-operational or non-cash gains and losses unrelated to our core business and which we do not consider indicative of ongoing operations, including gains and losses from the sale and disposal of property, plant and equipment, from the remaining foreign currency derivative instruments and from non-cash fair value inventory adjustments associated with business combinations.

(i)
Represents the payment of dividends to our joint venture partners by our consolidated entities that are not 100% owned, which are reflected to show the cash operating performance of these entities on Axalta's financial statements.

The following table reconciles net income to adjusted net income for the periods presented (in millions):

	Three Months Ended March 31,
	2018	2017
Net income	$71.0	$65.9
Less: Net income attributable to noncontrolling interests	1.1	1.8
Net income attributable to controlling interests	69.9	64.1
Foreign exchange remeasurement gains (a)	—	(1.2)
Termination benefits and other employee related costs (b)	(1.3)	0.8
Consulting and advisory fees (c)	—	(0.1)
Transition-related costs (d)	(0.2)	—
Offering and transactional costs (e)	0.2	(1.0)
Impairments (f)	—	2.2
Total adjustments	(1.3)	0.7
Income tax impacts (g)	3.2	1.7
Adjusted net income	$65.4	$63.1
Diluted adjusted net income per share	$0.27	$0.26
Diluted weighted average shares outstanding	245.8	246.1

(a)
Eliminates foreign exchange gains resulting from the remeasurement of assets and liabilities denominated in foreign currencies, net of the impacts of our foreign currency instruments used to hedge our balance sheet exposures.

(b)
Represents expenses and associated adjustments to estimates primarily related to employee termination benefits and other employee-related costs associated with our Axalta Way initiatives, which are not considered indicative of our ongoing operating performance.

(c)
Represents expenses and associated adjustments to estimates for professional services primarily related to our Axalta Way initiatives, which are not considered indicative of our ongoing operating performance.

(d)
Represents integration costs and associated adjustments to estimates related to the 2017 acquisition of the Industrial Wood business that was a carve-out business from Valspar. We do not consider these items to be indicative of our ongoing operating performance.

(e)	Represents acquisition-related expenses, including changes in the fair value of contingent consideration, which are not considered indicative of our ongoing operating performance.

(f)	Represents accelerated depreciation associated with previously announced closure of two manufacturing facilities, which are not considered indicative of our ongoing operating performance.

(g)
The income tax impacts are determined using the applicable rates in the taxing jurisdictions in which expense or income occurred and includes both current and deferred income tax expense (benefit) based on the nature of the non-GAAP performance measure. Additionally, the income tax impact includes the removal of discrete income tax impacts within our effective tax rate which were benefits of $1.7 million and $0.0 million for the three months ended March 31, 2018 and 2017, respectively.